Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSPi
Tel: 978.954.5040
Fax: 978.616.9065

CSPi Reports First-Quarter 2019 Financial Results

Declares Quarterly Dividend of $0.15 Per Share

Lowell, MA, February 12, 2019 - CSPi (NASDAQ: CSPI), a provider of security and packet capture products, managed IT and professional services and technology solutions, today reported financial results for the first quarter ended December 31, 2018.

The Company also announced that its board of directors has voted to pay a quarterly dividend of $0.15 per share to shareholders of record on February 28, 2019, payable on March 14, 2019.

Management Comments
“We delivered a solid start to fiscal year 2019 with revenues up 14% as strong demand for managed IT services in the US offset softer multi-computer sales and development delays for our next-generation cybersecurity products,” said Chief Executive Officer Victor Dellovo. “On the bottom line, we reported a profit of $0.01 per diluted share compared with a loss of $0.32 per share in the first quarter of 2018. Our actions to improve the cost structure of the UK business contributed to our improved bottom line performance in the first quarter.”
“In our High-Performance Products segment, we continued to develop value-added capabilities for our legacy Myricom network adaptors,” said Dellovo. “We launched the Myricom Secure Intelligent Adapter, or SIA, which allows manufacturers to accelerate security functions while reducing costs. For our ARIA next-generation cybersecurity platform, we recently received the first batch of boards from our supplier and sent out four for customer evaluations. We plan to conduct testing and evaluations in Q2 and expect to see sales ramp up in the second half of fiscal 2019.”
“In Technology Solutions, revenues were driven by strong demand for managed IT services in the US,” added Dellovo. “We continue to sign new and larger contracts for wireless installations and managed IT projects.”

“We have executed well in positioning CSPi for growth with new products and an expanded base of managed services business. In the coming quarters we will continue to invest in engineering talent as we innovate our product suite and focus on delivering improved profitability,” concluded Dellovo.

Financial Results
For the first quarter of fiscal 2019, revenue increased to $19.0 million from $16.6 million a year ago.
Gross profit for the first quarter of fiscal 2019 was $4.3 million, or 23% of sales, compared with $4.4 million, or 26% of sales, a year ago. The decrease in gross margin was primarily due to higher royalty revenue from multi-computer sales in Q1 2018.
Net income for the first quarter of fiscal 2019 was $50 thousand or $0.01 per diluted share, compared with a net loss of $1.2 million, or $0.32 per diluted share, for the first quarter of fiscal 2018. The first quarter of fiscal 2018 included a $1.2 million tax liability related to the new tax law compared with a tax liability of $2 thousand in the first quarter of 2019.

Exhibit 99.1

Cash and short-term investments were $20.7 million at the end of the first quarter of fiscal 2019 compared with $25.1 million at the end of fiscal year 2018. The decrease since year-end was due to the timing of orders and a resulting increase in accounts receivable to $17.2 million at the end of Q1 fiscal 2019 from $12 million at year-end fiscal 2018.

Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 9:00 a.m. (ET) on February 13, 2019 to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9173 or 785-424-1667. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products division, including the Cybersecurity Center of Excellence, and Technology Solutions - with a shared vision for technology excellence. CSPi’s cybersecurity solutions protect an organization’s critical assets to minimize, or remove, the impact of the inevitable data breach. Our ARIA Software Defined Security platform solves the complexities associated with securing devops environments, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom® ARC intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and security services by partnering with best in class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking and Wireless & Mobility. For more information, please visit www.cspi.com. Myricom and ARIA are trademarks of CSPi Inc. All other brand names, product names or trademarks belong to their respective owners.

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to our plan to conduct testing and evaluations in Q2 and expect to see sales ramp up in the second half of fiscal 2019. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission. Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2018	September 30, 2018
Assets
Current assets:
Cash and short-term investments	$20,656	$25,107
Accounts receivable, net	17,208	11,980
Unbilled accounts receivable	—	1,166
Inventories	6,790	7,558
Other current assets	3,052	2,604
Total current assets	47,706	48,415
Property, equipment and improvements, net	979	847
Other assets	5,910	6,013
Total assets	$54,595	$55,275

Liabilities and Shareholders’ Equity
Current liabilities	$13,918	$14,061
Pension and retirement plans	5,999	6,168
Non-current liabilities	1,259	1,244
Shareholders’ equity	33,419	33,802
Total liabilities and shareholders’ equity	$54,595	$55,275

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended
	December 31, 2018	December 31, 2017
Sales:
Product	$15,711	$13,669
Services	3,269	2,961
Total sales	18,980	16,630

Cost of sales:
Product	13,212	11,280
Services	1,419	987
Total cost of sales	14,631	12,267

Gross profit	4,349	4,363

Operating expenses:
Engineering and development	745	698
Selling, general and administrative	3,589	3,500
Total operating expenses	4,334	4,198

Operating income	15	165

Other income (expense), net	37	(7)
Net income before income taxes and discontinued operations	52	158
Income tax expense	2	1,153
Net income (loss) from continuing operations	50	(995)
Net loss from discontinued operations	—	(205)
Net income (loss)	$50	$(1,200)
Net income (loss) attributable to common stockholders	$48	$(1,200)

Net income (loss) from continuing operations per share – basic	$0.01	$(0.26)
Net income (loss) from discontinued operations per share - basic	$—	$(0.06)
Net income (loss) per share – basic	$0.01	$(0.32)
Weighted average shares outstanding – basic	3,868	3,768

Net income (loss) from continuing operations per share – diluted	$0.01	$(0.26)
Net income (loss) from discontinued operations per share - diluted	$—	$(0.06)
Net income (loss) per share – diluted	$0.01	$(0.32)
Weighted average shares outstanding – diluted	3,966	3,768